iGambit and clinigence holdings announce transformational merger

SMITHTOWN, NY AND ATLANTA, GA − (GLOBE NEWSWIRE) – August 9, 2019 – iGambit, Inc. ("iGambit" or “the Company”) (OTC: IGMB), a fully reporting publicly-held company that wholly owns HealthDatix, a healthcare technology company with a platform for optimizing annual wellness visits/health risk assessments (“AWV/HRA”) and chronic care management (“CCM”) as well as the BioDatix wearable device for remote patient monitoring, and Clinigence Holdings, Inc. (“Clinigence”), a pioneer in clinical quality reporting and population health analytics, today announced that they have signed a definitive merger agreement pursuant to which the companies will combine in a stock-for-stock merger transaction. The transaction was approved by the Board of Directors of both companies.

The combined organization, which will continue under the name Clinigence Holdings, Inc., will be a leading publicly-traded healthcare information technology company, which will be well positioned for the ongoing transition of U.S. healthcare from fee-for-service payments to value-based reimbursements. Our industry-leading cloud-based platforms allow our clients to leverage data from multiple sources to operate efficiently and to deliver the best possible outcomes for their patients.

Pursuant to the merger agreement, iGambit shall issue newly-issued shares of common stock, on a fully-diluted pro rata basis, to the equity holders of Clinigence by means of a reverse triangular merger in which a wholly owned subsidiary of iGambit shall merge with and into Clinigence, with Clinigence continuing as the surviving corporation (the “Merger”). If the closing of the Merger occurs (the “Closing”), the former Clinigence equityholders shall own 85% of iGambit’s issued and outstanding common stock and the former iGambit equityholders shall own 15% of iGambit’s issued and outstanding common stock, in each case on a fully-diluted, as converted basis as of immediately prior to the Closing (including options, warrants and other rights to acquire equity securities of iGambit).

Upon closing of the transaction, Jacob “Kobi” Margolin, current Chief Executive Officer and President of Clinigence Holdings, will continue as Chief Executive Officer and President of the combined company. Warren Hosseinion, M.D., will continue as Chairman of the combined company. Elisa Luqman, J.D., MBA, current Chief Financial Officer of iGambit, Inc., will continue as Chief Financial Officer and General Counsel of the combined company, Lawrence Schimmel, M.D., will continue as Chief Medical Officer and Charles Kandzierski will be appointed Chief Operating and Information Officer.

The Board of Directors will consist of nine directors, seven appointees (including five independent directors) from Clinigence Holdings and two appointees (including one independent director) from iGambit. The Clinigence appointees are Jacob “Kobi” Margolin, Lawrence Schimmel, M.D., Mark Fawcett, Mitch Creem, Martin Breslin, David Meiri, Ph.D. and Warren Hosseinion, M.D. The iGambit appointees are John Waters and Elisa Luqman. John Salerno, iGambit’s President, will resign as an officer and director of the Company, and shall be an observer on the Board.

“Our two organizations complement each other and will allow us to advance our technology platform,” stated John Salerno, Chief Executive Officer of iGambit. “We look forward to the opportunity to combine the resources of both HealthDatix and Clinigence, and are really excited about the future.”

“We are excited to announce this strategic transaction with iGambit to create a leading publicly-traded population health technology company,” stated Jacob “Kobi” Margolin, Chief Executive Officer of Clinigence Holdings. “The merger will create a platform with a comprehensive suite of solutions for health plans, independent physician associations/medical groups, management services organizations, accountable care organizations, hospitals and individual physicians. We see tremendous growth opportunities ahead.”

“This merger is a transformative step in our growth strategy and for generating shareholder value,” stated Warren Hosseinion, M.D., Chairman of Clinigence Holdings. “Our primary goal after the merger, if and when it occurs, will be to seek to list our common stock on the Nasdaq Capital Market.”

Approvals

The transaction, which is expected to close by the end of November 2019, is subject to customary closing conditions.

Advisors

Shartsis Friese LLP acted as legal advisor to Clinigence Holdings, Inc. Dickinson Wright PLLC served as iGambit Inc.’s legal counsel.

A copy of the Merger Agreement in its entirety and the Form 8-K report may be accessed at www.sec.gov.

About HealthDatix

Healthy, Longer Lives, that’s our mission. Within the population of any group or organization there are people who are healthy and those that are at risk. Our mission is to aggregate their data and deliver accurate reporting necessary to make vital decisions on a course of treatment or education for those at risk. We empower you with the data needed to negotiate future health costs. We’re helping to shape the future of our nation’s health care system, with robust leveraging of technology that delivers value-based healthcare and payment without extra staff or additional efforts on the part of the caregiver. Our proprietary data analytics management uncovers new opportunities for health wellness visits and 24/7/365 monitoring of people with chronic conditions. For more information, please visit www.healthdatix.com.

About Clinigence Holdings Inc.

Clinigence Holdings is a leading healthcare information technology company providing an advanced, cloud-based platform that enables healthcare organizations to provide value-based care and population health management. The Clinigence platform aggregates clinical and claims data across multiple settings, information systems and sources to create a holistic view of each patient and provider and virtually unlimited insights into patient populations.

About iGambit, Inc.

iGambit (OTC: IGMB) is a fully reporting publicly-held company that wholly-owns HealthDatix. For more information, please visit www.igambit.com. Information on our web-site does not comprise a part of this press release.

Forward Looking Statements:

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Act of 1995. When used in this press release, the words or phrases "will likely result," "expected to," "will continue," "anticipated," "estimate," "projected," "intends," ‘primary goal,” or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to, economic conditions, dependence on management, dilution to shareholders, lack of capital, changes in laws or regulations, the effects of rapid growth upon the Company and the ability of management to effectively respond to the growth, demand for products and services of the Company, newly developing technologies, its ability to compete, conflicts of interest, related party transactions, regulatory matters, protection of technology, lack of industry standards, the effects of competition, the inability of the Company to obtain or then maintain the listing of the post-acquisition company’s common stock on Nasdaq following the consummation of the transaction, and the ability of the Company to obtain additional financing.

FOR ADDITIONAL INFORMATION

iGambit

John Salerno

Chief Executive Officer

631-670-6777 or via email at john@igambit.com